Exhibit 99.1

SCRIPT

BEHRINGER HARVARD REIT I, INC.

FOURTH QUARTER 2009 UPDATE
APRIL 1, 2010

OPERATOR:

Welcome to the Behringer Harvard REIT I, Inc. fourth quarter 2009 update conference call.  As a reminder, today’s call is being recorded.  Let me introduce Telisa Webb Schelin, legal counsel for the company.

TELISA SCHELIN:

Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to our filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have a question, please send an email to bhreit@behringerharvard.com, and your question will be forwarded to the presenters.  Please note however that you will not receive a return email with a written response.  Due to the number of questions that are anticipated, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

For scheduling purposes, this call will be 45 minutes.

I will now turn the call over to Mr. Bob Aisner, the Chief Executive Officer and President of Behringer Harvard REIT I, Inc.

BOB AISNER:

Thank you Telisa and thank you to everyone who has taken time to dial into this fourth quarter update conference call for Behringer Harvard REIT I, Inc.  With me again today are Mike Ernst, the Company’s Chief Financial Officer, and Scott Fordham, the Company’s Chief Accounting Officer.  Both Mike and Scott will be making remarks later in this call.

As you know, this is our quarterly call during which we will review the operations of the Company for the last quarter.  We hope that in this way we can keep you and, through you, your clients updated on market conditions and operations.

I will first provide a general economic and market overview and then Mike and Scott will discuss the Company’s fourth quarter results, followed by answers to your e-mailed questions.  To begin, let me review for you the Company’s assets and diversification in case some of you were not able to attend our previous calls.  I’ll go over these next few slides quickly, but they are included in the Form 8-K that has been filed today.  Slide 6 shows our current portfolio characteristics.  As you will note on Slide 7, we have no single market that dominates our portfolio either by percentage of net operating income or, as shown on Slide 8, by square footage.  Further, you can see in Slide 9 that no single tenant represents more than 6% of our annualized rental revenues, and we also believe that our significant tenants are very stable.  Slide 10 also shows the industry diversification amongst all of our tenants.  Lastly, Slide 11 demonstrates our geographic diversity by showing where our assets are located throughout the United States.

Since our last call, we have seen some positives and negatives economically.  On the positive side, after recording a revised 2.2% growth rate in the third quarter, down from 3.5%, GDP recorded a revised 5.6% growth rate in the fourth quarter.  From a GDP growth point of view, we appear to be past the bottom of the recession.  Unfortunately, GDP growth does not necessarily imply job growth, and in fact, job growth generally turns positive approximately 12 to 18 months after GDP turns positive.  This is clearly seen in recent unemployment numbers.  The most recent figure pegged unemployment at 9.7% and although down from 10.2% at the end of the third quarter, is still showing negative job growth.  Since employment peaked in 2007, our economy has lost more than 8.4 million jobs.  As we have commented in the past, jobs are the key to office occupancy, and as Mike will detail shortly, our occupancy has fallen in concert with the loss of jobs nationally.  During 2009 we lost approximately 4% of our occupancy, or 1.1 million square feet, primarily as a result of tenant bankruptcies, early unscheduled lease terminations or tenants shrinking their space needs due to the economic stress.

Office vacancy rates for both CBD and suburban offices have continued to climb.  The national vacancy rate as of the end of the fourth quarter, as reported by CBRE, indicates overall vacancy at 17.5%.  We also track markets using research from the national advisory firm Property and Portfolio Research, or PPR, which focuses on the top 54 markets in the country, and thus closely parallels our portfolio.  PPR’s 54 markets recorded an overall vacancy rate of 19.7%. Vacancy rates have climbed for nine consecutive quarters, and as job losses continue to mount, all indications are that these rates will continue to climb through 2010.

In such an environment, the tenant is in a better position than the landlord when it comes to renewing leases or negotiating new leases.  It is a renter’s market.  Rental rates have fallen nationally 5.7% in 2009 according to PPR, and PPR projects that rents will fall another 7.8% in 2010.  Sublease space is frequently offered at 25-35% discounts below direct lease space.  Additionally, new tenants demand more in tenant improvements, which cost more money than the renewal of existing tenants, putting pressure on cash.

This adds up to less occupancy, less leasing or leasing at lower rates, all of which hits the net operating income of any office company.  Unfortunately, we are no different.  Our net cash has declined consistently since the beginning of the recession, and despite the best efforts of our asset managers, we do not see 2010 as a year during which we will gain cash flow.  As a result, we continue to look at ways to preserve and generate cash, and unfortunately, we will need to consider further adjustments to our distribution and redemptions policies as we await the recovery in office performance.

To put our operations in perspective, and Mike and Scott will discuss in more detail, the Company’s overall portfolio occupancy has declined in the past year from 90% to 86%, and leases being signed are at lower rental rates than previous leases.  Further, one percentage point of lost occupancy costs the Company $7 million in rental revenue; so, 4% costs us $28 million per year. Add to this the fact that new or renewal leases are being signed at lower rates than expiring leases, and you can begin to comprehend the deterioration of our revenue stream. As this has continued over a number of quarters or years, you can see the impact on our cash flow.

We believe that office occupancy is a lagging indicator in the economy.  Businesses reduce their space needs or give back space as the economy slows and are reluctant to expand until they are sure that the economy and their business is in recovery.   PPR reports that office absorption was a negative 115 million square feet in 2009 in the PPR 54. As we sit here today, we believe there are signs that the economy may be bottoming, or at least it is not getting worse as fast.  GDP growth has turned positive; the pace of job losses has lessened although we are still losing jobs each month; the housing market in many cities appears to have bottomed with recent sales at higher prices, albeit well below the prices seen at the peak of the market; but the consumer is still bearish.  There may be signs of a bottom, but we believe that office operating results will lag a recovery by 12 to 18 months.

Now, let me turn the call over to Mike Ernst, the Company’s CFO.

MIKE ERNST:

Thanks Bob.  I am going to cover several topics today, including:

1)              significant transaction activity in the fourth quarter and during the first few months of 2010;

2)              an update on leasing activity and the outlook for 2010; and

3)              an update on the capital markets and the implications for our portfolio and the refinancing issues that we have outlined on prior calls.

First, let me comment on the recent transactions.  In late December, we closed on the restructuring of the loan for our Ashford Perimeter property in Atlanta and have now cured the default that previously existed.  As part of this restructure, the lender extended the loan for four years and agreed to subordinate about half of their loan amount to new money that we invest to re-lease the property.  We believe that we have the potential to earn a very attractive return on this new invested capital.

At year end we also closed on the sales of the Royal Caribbean and DeVry properties in South Florida.  These assets were both 100% leased but had mid-term lease maturities at rents well above market exposing us to substantial rollover risk in four to five years.  These were our only two assets in South Florida, which is not a strategic market for us long term; so, we felt we could redeploy that capital more profitably in other markets.

A clear example of that is the note purchase that we completed in early February for the 1650 Arch property in Philadelphia.  We were able to buy our own note at a substantial discount to the face amount of the loan, and we believe this transaction has potential to be a very attractive investment and solidifies our position in a core long-term market.

We continue to have a variety of loans that are challenged today because of the markets.  In some cases, we may determine that letting the lender take the asset is the best thing for our shareholders; however, we believe that in most cases we will be able to work with the lender to reach a solution that is positive for both sides.

As discussed in our 10-K, we did however make a strategic decision to let KeyBank Center in downtown Cleveland go to the lender in February.  This asset was a very small part of the 34-property IPC portfolio acquisition in late 2007. Despite the fact that our equity investment in this asset was very small, about a quarter of one percent of total equity, this was not an easy decision.  However, we believe this was the right decision for our shareholders, and I would like to explain our thought process.  First, downtown Cleveland is a fairly soft market today.  One major downtown tenant, Eaton Corporation, is leaving for a suburban campus, and many of the financial tenants, such as our major tenant, KeyBank, are shrinking.  Second, the building itself is 41 years old, and all of the existing leases expire in the next 15 months; so, there will be a very large need for new capital to continue operating the building.  Thirdly, the rents for this building do not currently justify making new leases.  The effective gross rent on a five-year lease is probably around $16 per square foot today after factoring in the impact of free rent.  Expenses are around $11 per square foot; so, we would net about $5 per square foot.  To get this, we would be required to invest about $25 per square foot in leasing commissions and tenant improvements for a typical new five-year lease, resulting in no return on any new money that we invested.  And, finally, as a result of all of the above, the value of the building was in our opinion worth less than the debt, and we did not believe that was likely to change anytime soon.  Again, this was a very difficult decision, but unlike Ashford and 1650 Arch where we thought we could get a good return on new capital invested, we did not see that opportunity in this case.

In March we were also able to renegotiate the terms of a mezzanine loan that we are the lender on in Houston.  This loan matured in December, and we extended for a short term while the borrower negotiated a longer term extension with us and the senior lender.  We were able to get a better rate and a stronger collateral position as a result of this restructure.

As the year progresses, we expect to make substantial additional progress working through our other debt challenges.  We also expect to sell additional assets that are non-strategic so that we can have more capital to invest in leasing and restructuring debt on strategic assets.

Moving on to the leasing markets.  During the quarter, national occupancy rates continued to decline, but the pace appears to have slowed, and we are seeing significant improvements in our portfolio leasing activity levels.

If you look at slide 14, you will see that we continue to substantially outperform both the national occupancy average and the market occupancy rate in eight of our top ten markets.  Notwithstanding that, as Bob has outlined, we had a difficult year from an occupancy standpoint, declining by about 4% during the course of the year.  Most of this occupancy loss occurred during the first half of the year when the Markets and the economy were at their worst, with about half of the decline attributable to credit problems, most notably the Wolf Block law firm in Philadelphia.  The remainder was primarily the result of natural lease expirations and the exercise of early termination rights by a number of large tenants that were cutting back space needs dramatically due to the economy.  Moving to Slide 15, I think this slide gives some reason for optimism.  As you can see, four of our top ten markets had positive absorption in the fourth quarter.  While this is still not great, in the third quarter all ten of these markets had negative absorption; so, we are headed in the right direction.  The next column is also encouraging.  As you can see, except for downtown Charlotte, there is very little construction in our top ten markets.  With construction financing mostly unavailable today, we believe that there will be limited new supply delivered over the next three to four years.  During that time, we could see a significant increase in market occupancy and a corresponding increase in rents if we return to normalized levels of demand.

As mentioned earlier, we continue to see encouraging leasing trends within our portfolio.  During the fourth quarter, our occupancy was flat for the first time in almost two years, and we are going into 2010 with a lot of leasing momentum as you can see from the leasing pipeline statistics.  These numbers are up fairly dramatically over where they were six to nine months ago.  We also have a fairly modest rollover schedule in 2010, which should help us maintain occupancy.  Our biggest challenge will be in the first quarter where we have the highest expirations and where we know that two large tenants, totaling around 140,000 square feet, have left.  I think that we will see a further occupancy decline in the first quarter, but I am hopeful that we will be near the bottom at that point and may be able to build occupancy as we progress through the year.  While the trends are positive, new leasing takes a lot of cash to fund tenant improvements and lease commissions; so, our cash needs will go up in the short term.

As you can see on this next slide, our lease rollover schedule for the next five years is fairly manageable, averaging under 10% of total square footage annually.

Finally, turning to the capital markets, we are seeing significant improvements in the availability and cost of debt.  While we are still nowhere near the availability of debt three years ago, there is reasonable access to debt at 50-60% loan-to-value in the 6-7% interest range today for quality office buildings.  This appears to be providing some support for asset values and even raising prices for the best quality assets.  I still believe asset values across the board are down 30%-40% from the peak, but in some markets, such as Washington, D.C., the decline is much less than that.  Our biggest debt maturity challenges continue to be our Chicago property maturities in 2011; however, the strengthening debt markets should help our refinancing prospects on the two loans that mature in late 2011.  For the 200 South Wacker property, which is the smallest and most challenged of the Chicago property loans, and matures in February of 2011, we are trying to engage the CMBS loan servicer to discuss a loan extension and modification, but they have not been responsive so far.  We will keep you posted on our progress on future calls.

In general, other than these 2011 maturities, we believe our debt profile is favorable for the Company because (1) two-thirds of our debt matures in 2015 or later; (2) all of our debt, except our line of credit, is non-recourse, meaning the lender can look only to the collateral for repayment, not the Company; and (3) we have locked in below market interest rates for a fairly long term.

With that, I will turn things over to Scott.

SCOTT FORDHAM:

Thanks Mike.

Let me start with funds from operations, or FFO.  We reported negative $28.9 million, or negative 10 cents per share, of FFO for the fourth quarter of 2009.  FFO for the fourth quarter was negatively impacted by our share of $58.2 million of asset impairment charges representing approximately 19 cents per share.

Modified funds from operations, or MFFO, which differs from FFO in that it excludes acquisition-related costs, impairment charges and the impact of changes in the fair value of derivatives, was $26.8 million, or positive 9 cents per share, consistent with per share MFFO reported for the third quarter.

MFFO for the quarter exceeded our expectations by one cent per share primarily due to certain lease termination fees received earlier than anticipated and lower real estate taxes at our Chicago properties.  We expect MFFO per share to be in the 7 to 8 cent range for the next couple of quarters.

MFFO for the year totaled $101.6 million, or 35 cents per share, down from $132.9 million, or 55 cents per share, for 2008.  The decline in year over year MFFO was driven by lower lease termination fees and property level net operating income resulting from lower portfolio occupancy and rents in newly executed leases.

Now let me provide some additional detail on our leasing activity during the quarter.  As Mike noted earlier, we were successful at maintaining occupancy at 86% consistent with occupancy reported at September 30, 2009.  We had 586,000 square feet of expiring leases during the quarter.  We completed 592,000 square feet of leases that took effect during the quarter with net rent 7% lower on average than expiring net rent.  Our renewal ratio at 57% of square feet and 60% of tenants was also fairly solid.

Our 592,000 square feet of leasing during the quarter included renewals of 334,000 square feet at an average leasing cost, which includes both tenant improvements and leasing commissions, of $4.41 per square foot with an average term of 2.5 years. We executed leases for 26,000 square feet of expansion space at an average leasing cost of $12.67 per square foot with an average term of 4.1 years, and we entered into new leases totaling 232,000 square feet at an average leasing cost of $59.99 per square foot with an average term of 9.4 years.

For calendar year 2009, a total of 2.5 million square feet of leases took effect with average net rent 4% lower than expiring net rent.  The average leasing cost for these leases, which again includes tenant improvements and leasing commissions, totaled approximately $20 per square foot with an average term of 5.4 years upon execution.

As Mike already mentioned, we anticipate our occupancy to be down in the first quarter due to higher than average first quarter lease expirations but anticipate a benefit later in the year from the increased level of lease activity that we are currently seeing.

Now, moving on to same store results.  We view same store operating results which we define as cash net operating income, or NOI, excluding lease termination fees, as an important measure of the operating performance of our properties because it allows us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions and dispositions during the periods under review.

Our same store cash NOI for the fourth quarter 2009 was down $4.6 million, or 6.5%, from the fourth quarter 2008.  The primary driver of the lower same store NOI was a decline in portfolio occupancy of approximately 400 basis points from December 31, 2008 to December 31, 2009, and an increase in bad debt expense, partially offset by rental rate growth from in-place leases and a decrease in real estate tax expense.

Our same store cash NOI for the 12 months ended December 31, 2009 was down $10.6 million, or 4.0%, when compared to the 12 months ended December 31, 2008.  The primary drivers of the decline were lower portfolio occupancy and increased bad debt expense, partially offset by rental rate growth from in-place leases.  Please note that $4.7 million of the decline was attributable to this increase in bad debt expense, some of which may ultimately prove to be collectible.

Finally, our same store cash NOI for the fourth quarter 2009 decreased $2.8 million, or 4.1%, from last quarter.  The decrease was primarily attributable to an increase in property related expenses driven by higher than normal repairs and maintenance costs incurred during the fourth quarter, an increase in bad debt expense, partially offset by lower real estate taxes at our Chicago properties.  As I mentioned last quarter, we are extremely focused on lowering the real estate taxes at our properties by protesting the appraised values across our markets.

I would like to remind you that the calculations of FFO, MFFO and same store cash NOI are contained in the Current Report on Form 8-K that was filed today.

Now let me provide a bit more color on our cash available to support operations, investing and financing activities.  Our combined cash including unrestricted and restricted cash totaled approximately $306.1 million at December 31, 2009.  Our unrestricted cash declined from $192.5 million at the end of the third quarter to $179.6 million at the end of the fourth quarter.  In addition to our unrestricted cash, we had just over $126 million of restricted cash at December 31, 2009.  Our restricted cash was comprised of approximately $20 million for the payment of taxes and insurance and approximately $106 million for leasing, capital improvements and repairs

and maintenance at our properties.   The decline in unrestricted and restricted cash during the fourth quarter was due in part to timing of the payment of real estate taxes at our properties as the majority of our real estate taxes are paid during the first and fourth quarters of the year.  With a significant portion of our real estate taxes paid during the first quarter 2010 along with cash used to purchase the note on our 1650 Arch property, our reported cash balances at March 31, 2010 will be significantly less than the December 31, 2009 balances.

That concludes my prepared remarks.  Let me turn the call back over to Bob Aisner.

BOB AISNER:

Mike, Scott, thank you very much.

Taking all of this into account, the Company’s focus continues to be:

One, conserve cash wherever possible to allow us to ride out this recession and the slow recovery we may be beginning to see in the distance.  If the majority of economists are correct and we experience a “U”-shaped recovery, cash conservation is paramount.  As I noted earlier, we may need to take additional steps to conserve and preserve cash.

Two, lease where it makes economic sense.

Lastly, proactively approach the debt on all assets and focus in the later part of 2010 on the debt that is maturing in 2011.  This is a big challenge given the status of the credit markets. As Mike has noted, we have had successes to date in resolving issues, and we will continue our efforts.  Publicly listed REITs, as a comparison, have found great success raising additional capital to solve the exact problems we have discussed today, albeit dilutive to their share prices.  Since March 2009, publicly listed REITs have raised $20+ billion in new equity and unsecured debt as they dealt with these same issues.

Our challenge is not simple but straightforward — conserve cash and look for opportunities to build cash and preserve value.  Slide 25 outlines our potential sources of capital in 2010 and beyond.

Let me thank all you again for taking the time to call and listen to this review of the Company’s fourth quarter operating results.  We hope that it has been helpful, and we look forward to our next review call for the first quarter of 2010.  This concludes our prepared remarks.  Let me turn it over to Telisa for a few instructions regarding the question and answer period and other housekeeping matters.

TELISA SCHELIN:

Please email any questions you may have to bhreit@behringerharvard.com.  Please note however that you will not receive a return email with a written response.  Due to the number of questions that are anticipated and the limited time available, the presenters will verbally answer questions that are generally representative of the ones received from the participants as a whole.

Further, if you would like a copy of the PowerPoint presentation from today’s call, the Company has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Company at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available on the password-protected portion of the Company’s website.  The file will be titled “April 1, 2010 Conference Call Replay: Behringer Harvard REIT I, Inc. Quarterly Update” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until Friday, April 16.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866.655.3600.

Now, let me know turn it back over to Mr. Aisner for the Q&A session.